Exhibit 99.1

Financial Engines Increases Quarterly Dividend

SUNNYVALE, Calif – February 12, 2015 – Financial Engines (NASDAQ: FNGN) announced today that its Board of Directors has increased the Company’s quarterly cash dividend rate from $0.06 per share of common stock to $0.07 per share of common stock. On an annualized basis, the dividend increases from $0.24 per share to $0.28 per share. The quarterly dividend declared today is payable on April 6, 2015, to shareholders of record as of March 23, 2015. Any future dividends are subject to approval by the Board of Directors.

About Financial Engines

Financial Engines is America’s largest independent investment advisor1. We help people make the most of their retirement assets by providing professional investment management and advice.

Headquartered in Sunnyvale, CA, Financial Engines was co-founded in 1996 by Nobel Prize-winning economist Bill Sharpe. Today, we offer retirement help to more than nine million employees across 600 companies nationwide (including 145 of the Fortune 500). Our investment methodology, combined with powerful online services, dedicated advisor center and personal attention allow us to help more Americans get on the path to a secure retirement.

For more information, visit www.financialengines.com.

All advisory services provided by Financial Engines Advisors L.L.C., a federally registered investment advisor and wholly-owned subsidiary of Financial Engines, Inc. Financial Engines does not guarantee future results.

[1]	For independence methodology and ranking, see InvestmentNews RIA Data Center.

(http://data.investmentnews.com/ria/).

Forward-Looking Statements

This press release contains forward-looking statements which reflect management’s expectations regarding future events and speak only as of the date hereof, including without limitation those regarding our plans with respect to our quarterly dividend program, which involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are outlined in our SEC filings. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. Unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Contacts:

Investor Relations

IR@financialengines.com

(408) 498-6040

Media Relations

PRTeam@financialengines.com

(408) 498-6020